Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of DarkPulse, Inc. (the “Company”) on Form S-1 of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of DarkPulse, Inc. for the year ended December 31, 2020., which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

December 1, 2021